Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274284

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 9, 2023

Preliminary prospectus supplement

(To prospectus dated August 31, 2023)

$330,000,000

Chesapeake Utilities Corporation

Common Stock

We are offering $330,000,000 of shares of our common stock, par value per share $0.4867 (“Common Stock”), pursuant to this prospectus supplement and the accompanying prospectus.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CPK.” The last reported sale price of our Common Stock on the NYSE on November 8, 2023 was $88.07 per share.

On September 26, 2023, we entered into a stock purchase agreement with Florida Power & Light Company (“FPL”) to acquire Pivotal Utility Holdings, Inc., doing business as Florida City Gas (“FCG”), a wholly owned subsidiary of FPL (the “Acquisition”). See “Summary—Acquisition of the FCG Business.”

We expect to use the net proceeds from this offering, together with the net proceeds from an offering of senior notes and borrowings under our existing unsecured revolving credit facility, to finance the Acquisition and to pay related fees and expenses. Completion of this offering is not conditioned upon consummation of the Acquisition. If the Acquisition is not consummated for any reason, the net proceeds from this offering would be available for general corporate purposes until we determine appropriate allocation.

Investing in our Common Stock involves risks. See “Risk Factors” on page S-17 of this prospectus supplement and on page 4 of the accompanying prospectus, and under Part I—Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in our Common Stock.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to Chesapeake, before expenses	$	$

(1)	See “Underwriting” beginning on page S-28 of this prospectus supplement for additional disclosure regarding the underwriting discounts and commissions.

We have granted the underwriters a 30-day option to purchase up to $49,500,000 of additional shares of Common Stock from us at the public offering price, less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Common Stock to purchasers against payment therefor on or about      , 2023.

Barclays	RBC Capital Markets	Wells Fargo Securities

Prospectus supplement dated                 , 2023

Prospectus supplement

Prospectus

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. One can typically identify forward-looking statements by the use of forward-looking words, such as “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” “potential,” “forecast” or other similar words, or future or conditional verbs such as “may,” “will,” “should,” “would” or “could.” These statements represent our intentions, plans, expectations, assumptions and beliefs about our future financial performance, business strategy, projected plans and objectives. Forward-looking statements speak only as of the date they are made or as of the date indicated and we do not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. These statements are subject to many risks and uncertainties. In addition to the risk factors described in this prospectus supplement and under Part I—Item 1A, “Risk Factors” in our Annual Report on Form 10-K and in the periodic reports that we file with the Securities and Exchange Commission (the “SEC”), the following important factors, among others, could cause actual future results to differ materially from those expressed in the forward-looking statements:

Risks relating to the Acquisition:

•

the risk that the Acquisition may not close in the anticipated timeframe or at all for a number of reasons, including due to one or more of the other closing conditions to the transaction not being satisfied or waived or termination of the stock purchase agreement by either party under certain circumstances;

•

risks related to the ability of the Company to successfully integrate the FCG business and achieve the anticipated benefits of the Acquisition and expected operating efficiencies within the expected timeframes or at all and the possibility that such anticipated benefits and efficiencies will not be realized and integration may be more difficult, time consuming or costly than expected;

•

the risk that the Acquisition and its announcement could have an adverse effect on the relationships that we and FCG have with our business partners, including the ability of the Company and FCG to maintain relationships with each of their respective customers and suppliers;

•	the risk that announcements relating to the Acquisition and related transactions, including financing transactions, could have adverse effects on the market price of the Company’s Common Stock;

•	the risk that there may be unexpected costs, charges or expenses resulting from the Acquisition;

•	risks related to the disruption of the time and attention of each company’s management from ongoing business operations due to the Acquisition;

•	risks that the FCG business may underperform relative to our expectations;

•	risks that we may not be able to effectively manage our expanded operations following the Acquisition; and

•	other business effects on the Acquisition, including the effects of industry, market, economic, political or regulatory conditions.

General Risks:

•

state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed and the degree to which competition enters the electric and natural gas industries;

•

the outcomes of regulatory, environmental, and legal matters, including whether pending matters are resolved within current estimates and whether the related costs are adequately covered by insurance or recoverable in rates;

•	the impact of climate change, including the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	the impact of significant changes to current tax regulations and rates;

•	the timing of certification authorizations associated with new capital projects and the ability to construct facilities at or below estimated costs;

•	changes in environmental and other laws and regulations to which we are subject and environmental conditions of property that we now, or may in the future, own or operate;

•	possible increased federal, state, and local regulation of the safety of our operations;

•	the availability and reliability of adequate technology, including our ability to adapt to technological advances, effectively implement new technologies and manage the related costs;

•	the inherent hazards and risks involved in transporting and distributing natural gas, electricity and propane;

•

the economy in our service territories or markets, the nation, and worldwide, including the impact of economic conditions (which we do not control) on demand for natural gas, electricity, propane, or other fuels;

•

risks related to cyber-attacks or cyber-terrorism that could disrupt our business operations or result in failure of information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•	adverse weather conditions, including the effects of hurricanes, ice storms, and other damaging weather events;

•	customers’ preferred energy sources;

•	industrial, commercial and residential growth or contraction in our markets or service territories;

•	the effect of competition on our businesses from other energy suppliers and alternative forms of energy;

•	the timing and extent of changes in commodity prices and interest rates;

•	the effect of spot, forward, and future market prices on our various energy businesses;

•	the extent of our success in connecting natural gas and electric supplies to transmission systems, establishing and maintaining key supply sources; and expanding natural gas and electric markets;

•	the creditworthiness of counterparties with which we are engaged in transactions;

•	the capital-intensive nature of our regulated energy businesses;

•

our ability to access the credit and capital markets to execute our business strategy, including our ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•

the ability to successfully execute, manage and integrate a merger, acquisition, or divestiture of assets or businesses and the related regulatory or other conditions associated with the merger, acquisition or divestiture;

•

the impact on our costs and funding obligations, under our pension and other post-retirement benefit plans, of potential downturns in the financial markets, lower discount rates, and costs associated with health care legislation and regulation;

•	the ability to continue to hire, train, and retain appropriately qualified personnel;

•	the availability of, and competition for, qualified personnel supporting our natural gas, electricity and propane businesses;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; and

•

the impacts associated with a pandemic, including the duration and scope of the pandemic, the corresponding impact on our supply chains, our personnel, our contract counterparties, general economic conditions and growth, the financial markets and any costs to comply with governmental mandates.

These statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement, the date of the accompanying prospectus, the date of any free writing prospectus or the date of the documents incorporated by reference herein that include forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent estimates and assumptions only as of the date hereof. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus supplement, the accompanying prospectus and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our shares of Common Stock and also supplements information contained in the accompanying prospectus. The second part, the accompanying prospectus dated August 31, 2023, gives more general information, some of which may not apply to this offering.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering before making an investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. We and the underwriters may also provide other information relating to this offering, which we refer to as “other offering material.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of our Common Stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the shares of Common Stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, references to “Chesapeake,” the “Company,” “us,” “we” or “our” mean Chesapeake Utilities Corporation and its consolidated subsidiaries. When we refer to “you” in this prospectus supplement, we mean all purchasers of shares of our Common Stock being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities. As used in this prospectus supplement, the term “FCG” refers to Pivotal Utility Holdings, Inc., doing business as Florida City Gas, except as stated otherwise or the context requires otherwise, and the “Acquisition” refers to the proposed acquisition by Chesapeake of FCG from FPL pursuant to the terms of the Purchase Agreement (as defined herein).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such filings are available to the public on the SEC’s website at http://www.sec.gov and on our website at http://www.chpk.com. Our website is not a part of this prospectus supplement and is not incorporated herein by reference. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus supplement.

We have filed a registration statement, of which this prospectus supplement and accompanying prospectus is a part, and related exhibits with the SEC under the Securities Act. That registration statement contains additional information about us and our Common Stock. You may obtain a copy of the registration statement and exhibits without charge through the SEC’s website set forth above.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. See “Incorporation of Certain Information by Reference.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus supplement concerning the contents of any contract, agreement, or other document is only a summary of the actual contract, agreement, or other document. If we have filed or incorporated by reference any contract, agreement, or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we complete the offering of Common Stock covered by this prospectus supplement.

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on February 22, 2023, as amended by our Form 10-K/A filed on October 23, 2023;

(b)

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023 filed on May 3, 2023, for the quarter ended June  30, 2023, filed on August 3, 2023, and for the quarter ended on September  30, 2023, filed on November 2, 2023;

(c)

Our definitive Proxy Statement on Schedule 14A filed on March 21, 2023 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022);

(d)

Our Current Reports on Form 8-K (other than information furnished rather than filed) filed on May 3, 2023 (Item 5.03 and the related Item  9.01), May  5, 2023, August  15, 2023, September 27, 2023 (Item 1.01 and the related portion of Item  9.01) and November 9, 2023; and

(e)

The description of our Common Stock contained in Exhibit 4.12 to our Annual Report on Form 10-K, filed on February 22, 2023, including any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto).

We will furnish to any person, including a beneficial owner, to whom a copy of this prospectus supplement is delivered without charge, upon written or oral request, a copy of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in any such documents). Requests for copies of documents should be directed to the Shareholder Services Manager, Chesapeake Utilities Corporation, 500 Energy Lane -Suite 400, Dover, Delaware 19901, telephone numbers: (302) 734-6716 or toll-free (888) 742-5275.

MARKET AND INDUSTRY DATA

The market share, ranking and other data contained in this prospectus supplement are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, such data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data and the voluntary nature of reporting such data. In addition, in some cases, we have not verified the assumptions underlying such data.

SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in our Common Stock. You should read carefully this entire prospectus supplement, including the “Risk Factors” section, and the accompanying prospectus and other documents that we incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business, financial and other information into this prospectus supplement.

Our Company

Chesapeake Utilities Corporation is a Delaware corporation formed in 1947 with operations primarily in the Mid-Atlantic region, North Carolina, South Carolina, Florida and Ohio. We are an energy delivery company engaged in the distribution of natural gas, electricity and propane; the transmission of natural gas; the generation of electricity and steam, and in providing related services to our customers. Our strategy is focused on growing earnings from a stable regulated energy delivery foundation and investing in related businesses and services that provide opportunities for returns greater than traditional utility returns. We seek to identify and develop opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share, consistent with our long-term growth strategy and create opportunities to continue our record of top tier returns on equity relative to our peer group. The Company’s growth strategy includes the continued investment and expansion of the Company’s regulated operations that provide a stable base of earnings, as well as investments in other related non-regulated businesses and services including sustainable energy initiatives.

We operate within two reportable segments: Regulated Energy and Unregulated Energy. The Regulated Energy segment includes our natural gas transmission, natural gas distribution, and electric distribution operations. All operations in this segment are regulated, as to their service, by the Public Service Commission having jurisdiction in each state in which we operate or by the Federal Energy Regulatory Commission in the case of Eastern Shore Natural Gas Company, our wholly-owned natural gas transmission subsidiary. The Unregulated Energy segment includes natural gas transmission, electricity and steam generation, propane distribution, virtual pipeline solutions and sustainable energy projects.

The remainder of our operations is presented as “Other businesses and eliminations,” which consists of unregulated subsidiaries that own real estate leased to the Company, as well as certain corporate costs not allocated to other operations.

Acquisition of the FCG Business

Overview

On September 26, 2023, the Company entered into a stock purchase agreement (the “Purchase Agreement”) with FPL, to acquire all of the outstanding common shares of FCG, a wholly owned subsidiary of FPL doing business as Florida City Gas, for approximately $923 million in cash, subject to customary purchase price adjustments.

The Purchase Agreement contains customary representations, warranties and covenants of each of FPL and the Company. The Purchase Agreement is subject to the satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which occurred on November 6, 2023, and certain routine regulatory financing approvals in various jurisdictions, which have been received as of the date hereof. Subject to the satisfaction or waiver of the remaining conditions and the other terms and conditions of the Purchase Agreement, the Acquisition is expected to close in the fourth quarter of 2023.

This offering is not contingent upon the Acquisition occurring on a timely basis, or at all, or on the terms of the Acquisition. As a result, we cannot assure you that the Acquisition will be consummated or, if consummated, that it will be consummated for the price, within the timeframe or on the terms and with the anticipated benefits we currently expect. See “Risk Factors—Risks Related to the Acquisition.”

The foregoing summary describes material provisions of the Purchase Agreement and is subject to, and qualified in its entirety by reference to, the Purchase Agreement, a copy of which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on September 27, 2023, which is incorporated by reference into this prospectus supplement.

The FCG Business

The FCG business serves approximately 120,000 residential and commercial customers with natural gas distribution service in eight counties throughout Florida, including Miami-Dade, Brevard, St. Lucie and Indian River counties. FCG delivers natural gas service through infrastructure that includes approximately 3,800 miles of natural gas distribution main and approximately 80 miles of transmission main, with future opportunities to serve both underserved and unserved markets in these counties. FCG’s current footprint includes growing ports as well as very active space launch facilities along the East coast of Florida. Both the shipping and space launch industries have expressed interest in access to clean burning LNG to meet environmental and regulatory goals. In addition, FCG recently completed construction of a liquified natural gas facility in Homestead, Florida with 270,000 gallons of storage capacity and 10,000 Dth/d of delivery capability. FCG employs 179 people. For the year ended December 31, 2022 and the nine months ended September 30, 2023, FCG generated total operating revenues of $118.5 million and $98.1 million, respectively, and net income of $12.7 million and $18.6 million, respectively.

You should read this summary of the FCG business together with FCG’s audited financial statements for the years ended December 31, 2021 and 2022 and related notes and the unaudited interim financial statements for the nine-month periods ended September 30, 2022 and 2023 and related notes, which are included as exhibits to our Current Report on Form 8-K filed with the SEC on November 9, 2023, which is incorporated by reference into this prospectus supplement.

Strategic Rationale for the Acquisition

We believe Florida is a premier state for utility operations, with a fast-growing population and economy, as well as generally having a constructive and supportive regulatory environment. Historically, Florida’s GDP growth has outpaced the rest of the United States with an annual GDP growth of approximately 5.7% since 2011. Moreover, it is forecasted that Florida’s population is expected to grow by 24% from 2023-2050. As natural gas continues to be a preferred energy source for homes and businesses, and gas distribution customer growth in Florida has significantly exceeded national averages, we believe FCG is positioned to provide service in many areas across the state of Florida. The Acquisition would significantly expand our presence in Florida.

Chesapeake has had a natural gas distribution presence in Florida for 40 years, significantly building on that initial presence to include multiple business entities across the energy value chain. The acquisition of FCG will more than double Chesapeake’s Florida natural gas operations, expanding its service territory coverage to include five additional counties in Florida and increasing its presence in five of the top ten most populous counties in the state. The Acquisition is expected to enhance Chesapeake’s scale and efficiencies and growth opportunities across multiple platforms, including, but not limited to, gas transmission, propane distribution, virtual pipeline solutions and services and sustainable investments.

Upon completion of the Acquisition:

•

Chesapeake’s overall natural gas distribution presence in Florida will include an approved regulated rate base of $941 million, serving more than 211,000 customers through nearly 7,000 miles of natural gas mains.

•

Chesapeake’s natural gas transmission assets will include an additional 80 miles of pipeline in some of the highest growth areas in the state with the opportunity to add incremental investment to support future growth and to bring natural gas to new areas.

•

Chesapeake’s consolidated Florida operations are expected to contribute approximately 60% of Chesapeake’s operating income, total utility net plant and future capital investment plan over the next approximately five years.

•	Chesapeake’s regulated natural gas utility customers and net plant are expected to increase by 50% and 30%, respectively, with the regulated business mix reaching 87% (up from 81%).

We believe the Acquisition provides the following strategic and financial benefits:

•

Expands Chesapeake’s platform in Florida. With FCG, Chesapeake’s footprint will expand significantly in Florida. We believe the Acquisition provides expansion opportunities into unserved and underserved communities throughout a widened service territory. Additionally, the Acquisition introduces growth opportunities across our portfolio, from organic growth of the regulated local distribution assets to new opportunities for our natural gas pipeline and virtual pipeline businesses to other sustainable investments such as renewable natural gas, alternative fueling stations and fleet conversions.

•

Enhanced scale and efficiency. As a result of the Acquisition, the Company’s regulated utility customers and net plant will increase by 50% and 30%, respectively, which is expected bring enhanced scale and efficiency. The FCG business will be expected to benefit from Chesapeake’s core experience and expertise in all facets of natural gas operations, regulatory, supply, business development and project execution. We expect that our expertise in navigating Florida’s regulatory and political environment as well as expected efficiencies related to the complementary nature of the combined operations will allow Chesapeake to optimize benefits of the Acquisition.

•

Financial benefits. With more than $500 million in investment opportunities associated with FCG over the next five years, we believe the Acquisition will help support and extend the Company’s targeted long-term earnings growth.

Financing of the Acquisition

Chesapeake expects to fund the purchase price of the Acquisition with the net proceeds of this offering and from the expected issuance of approximately $550 million principal amount of uncollateralized senior notes (the “New Notes”) and additional borrowings under its existing unsecured revolving credit facility (the “Credit Facility”).

We have locked in an annual weighted interest rate of 6.54% for the following terms for these New Notes: $100 million for each of three, four, five, seven and ten year terms as well as $50 million under a total fifteen year/ten year average term. Although we have not signed a note purchase agreement as of the date of this prospectus supplement, we expect to do so prior to closing of the Acquisition. The New Notes are expected to have terms and conditions that are similar to our more recently issued uncollateralized senior notes.

The Company has also obtained a commitment letter that provides committed financing to fund the purchase price of the Acquisition. The commitment letter provides commitments from Barclays Bank PLC and other participating lenders for a 364-day bridge loan facility (the “Bridge Facility”) in an aggregate initial principal amount of $965 million. The amounts available under the commitment will be reduced by, among other things, the net proceeds we receive in the offering of the New Notes, amounts borrowed under the Credit Facility, and this offering. We currently expect that the net proceeds of the New Notes offering and this offering, along with borrowings under the Credit Facility, will be sufficient to fund the purchase price of the Acquisition. While not anticipated, if and to the extent we do not issue a sufficient amount of New Notes at or prior to the closing of the Acquisition or we do not receive sufficient net proceeds in this offering, we may be required to borrow additional amounts under the Credit Facility or under the Bridge Facility in order to finance the Acquisition. The funding of the Bridge Facility is contingent upon the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and the consummation of the Acquisition.

You should also review our unaudited pro forma condensed financial information incorporated by reference into this prospectus supplement, which gives effect to the Acquisition. See “Unaudited Pro Forma Condensed Financial Information” included as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on November 9, 2023.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the New Notes. Certain of the underwriters of this offering or their affiliates are serving as placement agents in connection with our offering of New Notes and are lenders under the Credit Facility. In addition, Barclays Bank PLC, who provided the commitment letter, is an affiliate of one of the underwriters in this offering. See “Underwriting.”

Corporate Information

Our principal executive office is located at 500 Energy Lane – Suite 400, Dover, Delaware 19901, and our telephone number is (302) 734-6799. Our website address is www.chpk.com. Information on our website does not constitute part of this prospectus supplement.

The Offering

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus carefully before making an investment decision, including the section of the accompanying prospectus entitled “Description of Common Stock” for a more detailed description of the terms of the Common Stock offered hereby.

Issuer	Chesapeake Utilities Corporation, a Delaware corporation.

Common Stock offered	$330,000,000 of shares of Common Stock.

Underwriters’ option to purchase additional shares of Common Stock	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $49,500,000 of additional shares of Common Stock.

Common Stock outstanding after this offering	shares (or shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $ million, or $ million if the underwriters’ option to purchase additional shares is exercised in full.

We expect to use the net proceeds from this offering, together with the net proceeds from the New Notes and borrowings under the Credit Facility, to finance the Acquisition and to pay related fees and expenses. Completion of this offering is not conditioned upon consummation of the Acquisition. If the Acquisition is not consummated for any reason, the net proceeds from this offering would be available for general corporate purposes until we determine appropriate allocation. See “Use of Proceeds.”

NYSE symbol	“CPK”

Risk factors	An investment in our Common Stock involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and page 4 of the accompanying prospectus, and under Part I—Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2022.

The number of shares of our Common Stock to be outstanding after this offering is based on 17,796,741 shares outstanding as of September 30, 2023, and excludes as of that date:

•	213,182 shares of Common Stock reserved pursuant to outstanding share-based equity awards; and

•	561,115 shares of Common Stock reserved for future issuance pursuant to our 2023 Stock and Incentive Compensation Plan.

Unless otherwise indicated, all information contained in this prospectus supplement assumes:

•	no exercise of the underwriters’ option to purchase additional shares of Common Stock; and

•	no settlement of the shared-based equity awards described above.

Summary Historical and Unaudited Pro Forma Financial Information

Summary Historical and Unaudited Pro Forma Financial Information of Chesapeake

The following table sets forth summary pro forma financial data for Chesapeake for the nine months ended September 30, 2023 and the year ended December 31, 2022 and summary historical financial data for Chesapeake for the nine months ended September 30, 2023 and 2022 and the years ended December 31, 2022 and 2021. The following total operating revenues, operating income and net income presented for the years ended December 31, 2022 and 2021, were derived from our audited consolidated financial statements. The following total operating revenues, operating income and net income for the nine months ended September 30, 2023 and 2022, were derived from our unaudited condensed consolidated financial statements, which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods. The results for the nine months ended September 30, 2023 are not necessarily indicative of results to be expected for the year ending December 31, 2023, any interim period or any future period or year.

We have incorporated by reference herein our consolidated financial statements as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, from our Annual Report on Form 10-K for the year ended December 31, 2022, and our condensed consolidated financial statements as of September 30, 2023, and for the nine months ended September 30, 2023 and 2022, from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which are incorporated by reference herein. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

The unaudited pro forma financial data as of and for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are derived from “Unaudited Pro Forma Condensed Financial Information” included as Exhibit 99.3 to our Current Report on Form 8-K filed on November 9, 2023, which is incorporated by reference into this prospectus supplement. The following summary unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results.

	Pro forma		Historical
	Nine months ended September 30, 2023	Year ended December 31, 2022	Nine months ended September 30,		Year ended December 31,
			2023	2022	2022	2021
(in millions)	(unaudited)		(unaudited)
Total Operating Revenues	$581.5	$798.4	$485.3	$493.4	$680.7	$570.0
Operating Income	$134.2	$167.4	$103.5	$100.0	$142.9	$131.1
Net Income	$62.7	$78.4	$61.9	$63.6	$89.8	$83.5

Summary Historical Financial Information of FCG

The following table sets forth summary historical financial data for FCG for the nine months ended September 30, 2023 and 2022 and the years ended December 31, 2022 and 2021. The following total operating revenues, operating income and net income presented for the years ended December 31, 2022 and 2021, were derived from FCG’s audited financial statements, which are included as Exhibit 99.1 to our Current Report on Form 8-K filed on November 9, 2023, which is incorporated by reference into this prospectus supplement. The following total operating revenues, operating income and net income for the nine months ended September 30, 2023 and 2022, were derived from FCG’s unaudited financial statements, which are included as Exhibit 99.2 to our Current Report on Form 8-K filed on November 9, 2023, which is incorporated by reference into this prospectus supplement, and which, in the opinion of FCG’s management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of FCG’s financial position and results of operations for such periods. The results for the nine months ended September 30, 2023 are not necessarily indicative of results to be expected for the year ending December 31, 2023, any interim period or any future period or year. This information is only a summary and should be read together with the financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	Nine months ended September 30,		Year ended December 31,
	2023	2022	2022	2021
(in millions)	(unaudited)
Total Operating Revenues	$98.1	$88.7	$118.5	$111.4
Operating Income	$30.5	$17.3	$22.9	$23.9
Net Income	$18.6	$9.6	$12.7	$15.2

The historical and pro forma financial information set forth above do not give full effect to certain recent events that we believe will provide incremental benefits to following the Acquisition:

•

Base Rate Increases. The Florida Public Service Commission (the “FPSC”) approved a $14.1 million annual base rate increase for FCG effective May 1, 2023 (an appeal of certain portions of this decision by Florida Office of Public Counsel to the Florida Supreme Court is pending). The capital structure was approved with a mid-point return on equity of 9.5% with a range of plus or minus 100 basis points, and the approved overall weighted average cost of capital was 6.44%. Together with the $17.2 million annual base rate increase for our consolidated Florida natural gas distribution businesses that was approved by FPSC effective March 1, 2023, this represents a combined $31.3 million annual base rate increase that will be in effect for the first full year in 2024.

•

Reserve Surplus Amortization Mechanism (RSAM). In connection with its recent base rate proceeding described above, FCG was granted implementation of RSAM. This mechanism allows FCG to utilize a depreciation reserve excess of $25 million over four years beginning in 2023. For the three and nine months ended September 30, 2023, FCG recorded decreases to Asset removal costs and Depreciation expense of $1.3 million and $7.6 million, respectively, as a result of the RSAM. This mechanism allows FCG to amortize this depreciation reserve excess to bring its allowable overall thirteen-month average return on equity for any twelve-month period, within its allowable range of 8.5% to 10.5%.

•

SAFE (Safety, Access, and Facility Enhancement) Program. Also in connection with its recent base rate proceeding, FCG sought a continuation and expansion of it SAFE Program. FCG filed this program in September 2023, and received a favorable recommendation from FPSC staff on October 27, 2023 and anticipates approval on November 9, 2023. As recommended for approval, the continued and expanded SAFE Program would be over 10 years, effective 2024, for an estimated total investment of $217.4 million. If approved as filed, the expected SAFE investment to be made in 2024 is $17.4 million, and associated annual revenues for 2024 are $4.6 million (including true-ups).

•

GUARD (Gas Utility Access and Replacement Directive) Program. In August 2023, our Florida natural gas distribution businesses, Florida Public Utilities (“FPU”), received approval of its GUARD Program that would replace problematic pipes and facilities and relocate mains and service lines located in the rear easement and other difficult-to-access areas to the front lot easements. In September 2023, FPU filed a petition for approval of its GUARD Program cost recovery factors for investments made in 2023 and expected investment in 2024. FPU received a favorable recommendation from FPSC staff on October 27, 2023 and anticipates approval on November 9, 2023. As recommended for approval, the GUARD Program would be over 10 years, effective 2023 for an estimated total investment of $205 million. The expected GUARD investment to be made in 2024 is $20 million and associated revenues for 2024 are $2.3 million.

RISK FACTORS

Investing in our Common Stock involves risks. You should carefully consider the risk factors described below and in our reports filed from time to time with the SEC, including those described under Part I—Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus supplement. Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operations or financial condition and affect the value of our Common Stock. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition. In addition, with respect to forward-looking statements in this prospectus supplement and the documents we incorporate by reference, please see “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results.

Risks Related to the Acquisition

The Acquisition may not close in the anticipated timeframe or at all for a number of reasons.

On September 26, 2023, we signed the Purchase Agreement for the Acquisition. We expect the Acquisition to close in the fourth quarter of 2023, subject to customary closing conditions. However, completion of the Acquisition is not a condition to completion of this offering of Common Stock, and there can be no assurance that the Acquisition will be completed.

There are certain risks and uncertainties relating to the Acquisition. For example, the Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated. There can be no assurance that the conditions to closing of the Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisition. In addition, both we and FPL have the ability to terminate the Purchase Agreement under certain circumstances. Failure to complete the Acquisition would prevent us from realizing the anticipated benefits of the Acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees.

In addition, the market price of our Common Stock may reflect various market assumptions as to whether the Acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the Acquisition could result in a significant change in the market price of our Common Stock.

Even if the Acquisition is completed, we may fail to realize the business benefits and growth prospects anticipated as a result of the Acquisition.

The success of the Acquisition will depend, in part, on our ability to successfully integrate the FCG business operations with ours. If we are unable to do so following the Acquisition, the anticipated benefits and potential synergies of the Acquisition may not be realized fully or at all, or may take longer to realize than expected. Integration of FCG may provide more challenging or time consuming than we expect and there are various uncertainties associated with transitioning certain business practices and services following completion of the Acquisition. For example, FCG’s supply arrangements were structured differently than our current practice and we will need to arrange various third-party services that will be transitioned following the completion of the Acquisition. On the other hand, we may not be familiar with certain business practices of FCG that are expected to remain in place, like its outsourced offshore customer service function. Although we believe these challenges are manageable and have plans to finalize the transition in an orderly manner, unforeseen challenges and delays could impact performance. Any failure to timely realize the anticipated benefits of the Acquisition could have a material adverse effect on our business, operating results, and financial condition. Furthermore, FCG may have unknown or contingent liabilities that we would assume in the Acquisition and that were not discovered during the course of our due diligence. These liabilities could include exposure to unexpected asset quality problems, compliance and regulatory violations and issues, key employee retention problems, market and customer issues, and other problems that could result in significant costs to us.

All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the transaction, negatively impact the price of our Common Stock, or have a material adverse effect on our business, financial condition and results of operations.

The due diligence process that we undertook in connection with the Acquisition may not have revealed all facts that may be relevant in connection with the Acquisition.

In deciding whether to enter into the Purchase Agreement, we conducted the due diligence investigation that we deemed reasonable and appropriate based on the facts and circumstances applicable to the Acquisition. When conducting due diligence, we evaluate important and complex business, financial, tax, accounting, technological, governance, legal and regulatory issues. In addition to our employees, outside consultants, legal advisors and accountants were involved in the due diligence process in varying degrees. Despite our efforts, the results of our due diligence may not be complete and accurate or, even if complete and accurate, may not be sufficient to identify all relevant facts, which could prevent us from realizing the anticipated benefits we expect to achieve as a result of the Acquisition and our business and results of operations could be adversely affected.

The historical financial statements of FCG incorporated by reference herein are not representative of the future financial position, future results of operations or future cash flows of FCG following the Acquisition.

The financial position, results of operations and cash flows of FCG presented in the financial statements incorporated by reference herein may be different from those that would have resulted had FCG been operated as part of our business and different from those that may result in the future from FCG being operated as a part of our business. This is primarily because, among other things:

•	The historical financial information reflects allocation of expenses from FPL. Such allocations may be different from the comparable expenses FCG would have incurred as part of our business.

•

Certain factors resulting from the Acquisition will impact the financial position, results of operations and cash flows of FCG as a result of FCG being operated as a part of our business, including, but not limited to, future rate adjustments, the price of our Common Stock and tax impacts.

Accordingly, the historical financial statements of FCG incorporated by reference herein should not be viewed as indicative of the future financial position, future results of operations or future cash flows of FCG following the Acquisition, or as indicative of the financial position, results of operations or cash flows of FCG for any period.

The Acquisition and its announcement may adversely affect the relationships that we and FCG have with our business partners, including with customers and service providers, whether or not the Acquisition is completed.

Parties with whom we or FCG do business may experience uncertainty associated with the Acquisition, including with respect to current or future business relationships with us or FCG. These business relationships may be subject to disruption as customers and others may attempt to (i) negotiate changes in existing business relationships, (ii) delay, defer or cease purchasing services from or providing services to us or FCG or (iii) consider entering into business relationships with parties other than us or FCG, including our competitors or those of FCG. These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of each of us.

The Acquisition could divert management attention or disrupt our and FCG’s respective businesses, which in either case could adversely affect our future business, operations and financial results following the Acquisition.

Whether or not the Acquisition is completed, the announcement and pendency of the Acquisition could divert management’s attention or disrupt our and FCG’s respective businesses. Both our and FCG’s management have devoted significant attention and resources to the Acquisition and we expect they will need to continue to do so. To the extent this diversion of attention and resources to the Acquisition limits management from continuing to focus on ongoing business operations as they have in the past, both our and FCG’s business could be adversely impacted. We and FCG are both dependent on the experience and industry knowledge of our respective senior management and other key employees to execute our respective business plans. Our success after the Acquisition will depend in part upon our and FCG’s ability to retain our respective key management personnel and other of our respective key employees in advance of and following the Acquisition. Our current and prospective employees and those of FCG may experience uncertainty about their roles within the respective companies following the Acquisition, which may have an adverse effect on the current ability of us and FCG to retain key management and other key personnel. Accordingly, no assurance can be given that we or FCG will be able to retain key management personnel and other key employees before or after the Acquisition. In addition, following the Acquisition, we might not be able to locate suitable replacements for any such key employees who leave us or FCG or offer employment to potential replacements on satisfactory terms.

We will incur significant integration costs in connection with the Acquisition and significant transaction expenses in connection with the consummation of the Acquisition and the related financing transactions, and there may be additional unexpected costs, charges and expenses resulting from the proposed Acquisition.

We are currently developing a plan to integrate the operations of FCG after the completion of the Acquisition. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs relating to completing the Acquisition and the related financing transactions. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and Acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business will offset incremental transaction and Acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

If we successfully acquire FCG, the acquired business may underperform relative to our expectations.

Following completion of the Acquisition, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and FCG have achieved or might achieve separately. The business and financial performance of FCG are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its customers or changes in rates or other conditions imposed by regulators. We may be unable to achieve the same growth, revenues and profitability that FCG has achieved in the past. The FPSC approved a $23.3 million annual base rate increase for FCG effective May 1, 2023. However, an appeal of certain portions of this decision by Florida Office of Public Counsel to the Florida Supreme Court is pending. To the extent this appeal is successful, and the base rate increase is limited in any way, it could impact our ability to achieve the anticipated benefits of the Acquisition.

The future results of our Company will suffer if we do not effectively manage our expanded operations following the Acquisition.

Following the Acquisition, the size of our business will increase significantly beyond its current size. Our future success depends, in part, upon our ability to manage FCG, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the FCG’s business will be successful or that we will realize the expected benefits currently anticipated from the Acquisition.

Investors will not have any rights to require us to repurchase any Common Stock offered hereby if the Acquisition is not completed, and our management will have broad discretion over the use of the proceeds and may not apply the proceeds in ways that you believe will increase the value of your investment.

This offering is not contingent on completion of the Acquisition. The Acquisition is subject to the satisfaction of a number of conditions that may prevent, delay or otherwise materially adversely affect the completion of the transaction, including conditions outside the control of the parties to the Purchase Agreement. See “Summary –Acquisition of the FCG Business” in this prospectus supplement. Investors will not have any rights to require us to repurchase any Common Stock offered hereby if the Acquisition is not completed. Accordingly, even if the Acquisition is not completed, Common Stock sold in this offering will remain outstanding.

If the Acquisition is not completed, we will be permitted to use the net proceeds of this offering for a broad range of working capital and general corporate purposes, which may or may not include pursuing alternative acquisitions. You may not agree with the manner in which our management chooses to allocate and use the net proceeds from this offering. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Risks Related to Ownership of Our Common Stock

Our Common Stock has experienced, and may continue to experience, price volatility, which could result in substantial losses for investors in our Common Stock.

Our Common Stock has at times experienced substantial price volatility as a result of many factors, including the announcement of this Acquisition, the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, variations between our actual and anticipated financial results, fluctuations in order or backlog levels, fluctuations in energy prices, or uncertainty about current global economic conditions. For these reasons, among others, the price of our stock will continue to fluctuate. In addition, if the market for energy or energy distribution and transmission stocks or the stock market in general experiences a loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Future sales of our Common Stock could cause the market price for our Common Stock to decline.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed. The shares of Common Stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we and our directors and executive officers have agreed with the underwriters to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of Barclays Capital, Inc., for 90 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our Common Stock will also be eligible for future sale. In the future, we may also issue our securities if we need to raise capital in connection with capital expenditures or an acquisition(s). The amount of shares of our Common Stock issued in connection with capital expenditures or an acquisition(s) could constitute a material portion of our then-outstanding shares of Common Stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities in connection with capital investments or acquisitions may result in additional dilution to you.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $         million, or $             million if the underwriters’ option to purchase additional shares is exercised in full.

We expect to use the net proceeds from this offering, together with the net proceeds from the offering of New Notes and borrowings under the Credit Facility, to finance the Acquisition and to pay related fees and expenses. Completion of this offering is not conditioned upon consummation of the Acquisition. If the Acquisition is not consummated for any reason, the net proceeds from this offering would be available for general corporate purposes until we determine appropriate allocation, which may include spending for capital projects or other transactions to optimize our capital structure.

CAPITALIZATION

The below table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2023:

•	On an actual basis;

•

On an as adjusted basis to give effect to the issuance of                shares of our Common Stock in this offering at a public offering price of $                 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, but not the application of the proceeds from this offering as described herein; and

•

On a further adjusted basis to give effect to Acquisition, including the application of the proceeds of this offering, the issuance of the New Notes with an aggregate principal amount of $550 million, borrowings of $85 million under the Credit Facility and the payment of approximately $42 million of related fees and expenses.

For purposes of this table, we have assumed that the estimated net proceeds of this offering after deducting the underwriting discount and estimated offering expenses will be approximately $         million. See “Use of Proceeds.”

This offering is not contingent upon consummation of the Acquisition, our completion of the offering of the New Notes or on the terms of these transactions. As a result, we cannot assure you that these transactions will be consummated or, if consummated, that they will be consummated on the terms we currently expect.

You should read this table in conjunction with “Summary – Acquisition of the FCG Business,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Financial Information” included as Exhibit 99.3 to our Current Report on Form 8-K filed on November 9, 2023, which is incorporated by reference into this prospectus supplement, and Part II—Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which are incorporated by reference into this prospectus supplement.

(in millions)	As of September 30, 2023
	Actual	As adjusted	As further adjusted
	(unaudited)
Cash and cash equivalents	$1,793	$	$

Short-term borrowing(1)	$118,570	$	$

Long-term debt (including current portion):
Uncollateralized senior notes:
5.93% note, due October 31, 2023	$1,500	$	$
5.68% note, due June 30, 2026	8,700
6.43% note, due May 2, 2028	3,500
3.73% note, due December 16, 2028	12,000
3.88% note, due May 15, 2029	30,000
3.25% note, due April 30, 2032	61,250
3.48% note, due May 31, 2038	50,000
3.58% note, due November 30, 2038	50,000
3.98% note, due August 20, 2039	100,000
2.98% note, due December 20, 2034	70,000
3.00% note, due July 15, 2035	50,000
2.96% note, due August 15, 2035	40,000
2.49% notes, due January 25, 2037	50,000

2.95% notes, due March 15, 2042	50,000
5.43% notes, due March 14, 2038	80,000
6.54% New Notes(2)(3)	—
Equipment security note:
2.46% note, due September 24, 2031	7,856

Total long-term debt (including current portion)	$664,806	$	$
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, no shares issued and outstanding	$—
Common stock, $0.4867 par value per share, 50,000,000 shares authorized; 17,796,741 shares issued and outstanding (actual), and shares issued and outstanding (as adjusted and as further adjusted)	8,662
Additional paid-in capital	382,551
Retained earnings	476,601
Accumulated other comprehensive income (loss)	(1,137)
Deferred compensation obligation	8,987
Treasury stock	(8,987)

Total stockholders’ equity	$866,677	$	$

Total capitalization	$1,650,053	$	$

(1)	Primarily related to $116.9 million borrowed under the Credit Facility.
(2)	Represented weighted interest rate for New Notes of all anticipated terms. Includes unamortized discount and debt issuance costs of $ million and $ million, respectively.
(3)

We expect that the New Notes will provide aggregate gross proceeds of $550 million and that we will borrow approximately $85 million under the Credit Facility. The foregoing assumes no exercise of the underwriters’ option to purchase additional shares of Common Stock. Any additional net proceeds received as a result of the exercise of the underwriters’ option to purchase additional shares will reduce borrowings under the Credit Facility. If the underwriters’ option to purchase additional shares is exercised in full, we would receive an additional $             million of net proceeds, after deducting estimated underwriting discounts and commissions, and would borrow approximately $36 million under the Credit Facility. After giving pro forma effect to the consummation of the Acquisition and this offering, we expect that the Company will have approximately $165.5 million of availability under the Credit Facility (or approximately $215.0 million if the underwriters’ option to purchase additional shares is exercised in full).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Common Stock issued pursuant to this offering but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the IRS has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income, the alternative minimum tax, or any tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies, or real estate investment trusts;

•	tax-exempt organizations or governmental organizations;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	U.S. expatriates or certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

•	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code; or

•	persons that own, or are deemed to own, more than five percent of our Common Stock (except to the extent specifically set forth below).

In addition, if an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Common Stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the acquisition, ownership, and disposition of our Common Stock arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, non-U.S., or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a holder of our Common Stock that is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes and is not any of the following:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Dividends and Other Distributions

Dividend payments are at the discretion of our Board of Directors and depend on various factors and restrictions. Dividend payments and any other distributions of cash or property on our Common Stock constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Our Class A Common Stock.”

Except as otherwise described below in the discussions of effectively connected income, backup withholding and FATCA, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8, including any required attachments and a valid taxpayer identification number, certifying qualification for the reduced rate; additionally, a non-U.S. holder will be required to update such Forms and certifications from time to time as required by law. A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Effectively Connected Income

If a non-U.S. holder is engaged in a U.S. trade or business and dividends on, or any gain recognized upon the disposition of, Common Stock, are effectively connected with the conduct of that U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which dividends are attributable), then such non-U.S. holder would be subject to U.S. federal income tax on that dividend or gain on a net (assuming a timely filed tax return) income basis at the regular rates, unless an applicable income tax treaty provides otherwise. In that case, such non-U.S. holder generally would be exempt from the withholding tax discussed above on dividends, although the non-U.S. holder generally would be required to provide a properly executed IRS Form W-8ECI in order to claim such exemption. In addition, if the non-U.S. holder is a corporation, it generally would be subject to a “branch profits tax” at a rate of 30% (or an applicable lower treaty rate) on its effectively connected earnings and profits attributable to such dividend or gain (subject to certain adjustments). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Except as otherwise described below in the discussions of backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is a non-resident alien  individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other taxable disposition occurs, and other conditions are met; or

•

our Common Stock constitutes a “United States real property interest,” or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other taxable disposition of, or the holding period for, our Common Stock, and certain other requirements are met.

Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, such Common Stock will be treated as USRPIs only if a non-U.S. holder actually or constructively holds more than 5% of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the sale or other taxable disposition of, or the holding period for, our Common Stock. No assurance can be provided that our Common Stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

A non-U.S. holder with gain described in the first bullet above will generally be required to pay tax on the net (assuming a timely filed tax return) gain under regular U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate (subject to certain adjustments)), unless otherwise provided by an applicable income tax treaty. A non-U.S. holder described in the second bullet above will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their tax advisors with respect to whether any applicable income tax or other treaties may provide for different rules.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the non-U.S. holder, regardless of whether such distribution constitute dividends or whether any tax was actually withheld. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the country of residence or the country in which the non-U.S. holder is established, as applicable.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to backup withholding at a current rate of 24% unless the non-U.S. holder establishes an exemption, for example, by properly certifying non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or otherwise establish an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or the paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person as defined under the Code. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively, “FATCA”) generally impose withholding tax at a rate of 30% on dividends on our Common Stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends paid to a “non-financial foreign entities” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none, or otherwise establishes and certifies to an exemption. An intergovernmental agreement between the United States and a non-U.S. holder’s country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. Until final Treasury Regulations are issued, Taxpayers generally may rely on proposed Treasury Regulations which eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of stock.

Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state, and local, and non-U.S. tax consequences of purchasing, holding, and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Barclays Capital Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be incorporated into the registration statement to which this prospectus supplement and the accompanying prospectus constitute a part, with respect to the shares being offered, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the certain conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                 per share. If all the shares are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $                (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of                shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, for a period of 90 days after the date of this prospectus supplement subject to certain limited exceptions as described below, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc., on behalf of the underwriters, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights not issued under one of those plans and other than by us pursuant to our existing Dividend Reinvestment and Direct Stock Purchase Plan (including, pursuant to the waiver provisions thereof, up to an additional amount not to exceed $5,000,000 per month)), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on this prospectus supplement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause a registration statement to be filed, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

The restrictions above do not apply to: (a) transactions relating to shares of common stock or other securities acquired in the open market after the completion of this offering, (b) bona fide gifts, sales or other dispositions of shares of any class of our capital stock, in each case that are made exclusively between and among a stockholder or members of a stockholder’s family, or affiliates of a stockholder, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (b) that (i) the transferee/donee agrees to be bound by the terms of the lock-up agreement to the same extent as if the transferee/donee were a party thereto, (ii) each party (donor, donee, transferor or transferee) shall not make any filing or public announcement of the transfer or disposition earlier than required by law prior to the expiration of the 90-day period referred to above, and (iii) the stockholder notifies Barclays Capital Inc. at least two business days prior to the proposed transfer or disposition, (c) the exercise of warrants or the exercise of stock options or the settlement of rights granted pursuant to our stock option/incentive plans or otherwise outstanding on the date of this prospectus supplement; provided, that the restrictions shall apply to shares of common stock issued upon such exercise or conversion or settlement, (d) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the lock-up period (as the same may be extended pursuant to the provisions hereof); provided further, that we do not report the establishment of such Rule 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act earlier than as required, and (e) any demands or requests for, exercises of any right with respect to, or taking of any action in preparation of, the registration by us under the Securities Act of a stockholder’s shares of common stock, provided that no transfer of the stockholder’s shares of common stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the stockholder’s shares of common stock during the lock-up period.

Barclays Capital Inc., in its sole discretion, on behalf of the underwriters, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the NYSE

Our common stock is listed on the NYSE under the symbol “CPK.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

Affiliates of RBC Capital Markets, LLC and Wells Fargo Securities, LLC are lenders under our Credit Facility, and, if the Acquisition is not consummated and the net proceeds of this offering are used for general corporate purposes, may receive a portion of the net proceeds from the sale of shares of our common stock if we use such proceeds to repay borrowings thereunder. Because of these relationships, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Accordingly, this offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121. See “Use of Proceeds.”

On September 26, 2023, we entered into the commitment letter providing for the Bridge Facility in an aggregate initial principal amount of $965 million, subject to a number of customary closing conditions. The amounts available under the commitment will be reduced by, among other things, the net proceeds we receive in the offering of the New Notes, amounts borrowed under the Credit Facility, and this offering. Certain of the underwriters in this offering or their affiliates, including affiliates of Barclays Capital Inc. RBC Capital Markets, LLC and Wells Fargo Securities, LLC, are participating lenders.

In addition, certain of the underwriters of this offering or their affiliates, including Barclays Capital Inc. RBC Capital Markets, LLC and Wells Fargo Securities, LLC, are serving as placement agents in connection with our offering of New Notes.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This prospectus supplement:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

LEGAL MATTERS

The validity of the shares offered by this prospectus supplement will be passed upon for us by Baker & Hostetler LLP, Orlando, Florida. Certain legal matters will be passed upon for the underwriters by Paul Hastings LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule, incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance on the report of Baker Tilly US, LLP, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas) as of December 31, 2022 and 2021 and for the years then ended incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Chesapeake Utilities Corporation

Common Stock

We may offer, from time to time in one or more offerings, in amounts, at prices, and on terms that we will determine at the time of offering, shares of our common stock, par value per share $0.4867 (the “Common Stock”). We will provide the specific terms of any offering of Common Stock in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update, or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, and any documents incorporated by reference into this prospectus carefully before you invest.

We may sell Common Stock on a continuous or delayed basis directly, through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers, or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our Common Stock is listed on the New York Stock Exchange under the symbol “CPK.” The last reported sale price of our Common Stock on the New York Stock Exchange on August 30, 2023 was $111.15 per share.

Investing in our Common Stock involves risks. See “Risk Factors” on page 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 31, 2023.

We have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after its date, even though this prospectus or a supplement is delivered or securities are sold on a later date.

FORWARD-LOOKING INFORMATION

This prospectus and the applicable prospectus supplements include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. One can typically identify forward-looking statements by the use of forward-looking words, such as “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” “potential,” “forecast” or other similar words, or future or conditional verbs such as “may,” “will,” “should,” “would” or “could.” These statements represent our intentions, plans, expectations, assumptions and beliefs about future financial performance, business strategy, projected plans and objectives of the Company. Forward-looking statements speak only as of the date they are made or as of the date indicated and we do not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. These statements are subject to many risks and uncertainties. In addition to the risk factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K and in the periodic reports that we file with the Securities and Exchange Commission (the “SEC”), the following important factors, among others, could cause actual future results to differ materially from those expressed in the forward-looking statements:

•

state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed and the degree to which competition enters the electric and natural gas industries;

•

the outcomes of regulatory, environmental, and legal matters, including whether pending matters are resolved within current estimates and whether the related costs are adequately covered by insurance or recoverable in rates;

•	the impact of climate change, including the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	the impact of significant changes to current tax regulations and rates;

•	the timing of certification authorizations associated with new capital projects and the ability to construct facilities at or below estimated costs;

•	changes in environmental and other laws and regulations to which we are subject and environmental conditions of property that we now, or may in the future, own or operate;

•	possible increased federal, state, and local regulation of the safety of our operations;

•	the availability and reliability of adequate technology, including our ability to adapt to technological advances, effectively implement new technologies and manage the related costs;

•	the inherent hazards and risks involved in transporting and distributing natural gas, electricity and propane;

•

the economy in our service territories or markets, the nation, and worldwide, including the impact of economic conditions (which we do not control ) on demand for natural gas, electricity, propane, or other fuels;

•

risks related to cyber-attacks or cyber-terrorism that could disrupt our business operations or result in failure of information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•	adverse weather conditions, including the effects of hurricanes, ice storms, and other damaging weather events;

•	customers’ preferred energy sources;

•	industrial, commercial and residential growth or contraction in our markets or service territories;

•	the effect of competition on our businesses from other energy suppliers and alternative forms of energy;

•	the timing and extent of changes in commodity prices and interest rates;

•	the effect of spot, forward, and future market prices on our various energy businesses;

•	the extent of our success in connecting natural gas and electric supplies to transmission systems, establishing and maintaining key supply sources; and expanding natural gas and electric markets;

•	the creditworthiness of counterparties with which we are engaged in transactions;

•	the capital-intensive nature of our regulated energy businesses;

•

our ability to access the credit and capital markets to execute our business strategy, including our ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•

the ability to successfully execute, manage and integrate a merger, acquisition, or divestiture of assets or businesses and the related regulatory or other conditions associated with the merger, acquisition or divestiture;

•

the impact on our costs and funding obligations, under our pension and other post-retirement benefit plans, of potential downturns in the financial markets, lower discount rates, and costs associated with health care legislation and regulation;

•	the ability to continue to hire, train, and retain appropriately qualified personnel;

•	the availability of, and competition for, qualified personnel supporting our natural gas, electricity and propane businesses;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; and

•

the impacts associated with a pandemic, including the duration and scope of the pandemic, the corresponding impact on our supply chains, our personnel, our contract counterparties, general economic conditions and growth, the financial markets and any costs to comply with governmental mandates.

In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company,” the “Registrant,” or “Chesapeake Utilities” mean Chesapeake Utilities Corporation and its subsidiaries. When we refer to our “Certificate of Incorporation,” we mean Chesapeake Utilities Corporation’s Amended and Restated Certificate of Incorporation, and when we refer to our “Bylaws,” we mean Chesapeake Utilities Corporation’s Amended and Restated Bylaws, as amended from time to time.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such filings are available to the public on the SEC’s website at http://www.sec.gov and on our website at http://www.chpk.com. Our website is not a part of this prospectus and is not incorporated herein by reference.

We have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC under the Securities Act. That registration statement contains additional information about us and our Common Stock. You may obtain a copy of the registration statement and exhibits without charge through the SEC’s website set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement, or other document is only a summary of the actual contract, agreement, or other document. If we have filed or incorporated by reference any contract, agreement, or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents we filed, excluding any information contained therein or attached as exhibits thereto that has been furnished to, but not filed with, the SEC:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on February 22, 2023;

(b)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023 filed on May 3, 2023 and for the quarter ended June 30, 2023 filed on August 3, 2023;

(c)

Our definitive Proxy Statement  on Schedule 14A filed on March 21, 2023 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022);

(d)	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed on May 3, 2023 (Item 5.03 and the related Item 9.01), May 5, 2023, and August 15, 2023; and

(e)

The description of our Common Stock contained in  Exhibit 4.12 to our Annual Report on Form 10-K filed on February 22, 2023, including any amendment or report filed for the purpose of updating the description.

Any documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing such documents; provided, however, that we are not incorporating, in each case, any documents or information contained therein that has been furnished to, but not filed with, the SEC.

We will furnish to any person, including a beneficial owner, to whom a copy of this prospectus is delivered without charge, upon written or oral request, a copy of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents). Requests for copies of documents should be directed to the Shareholder Services Manager, Chesapeake Utilities Corporation, 500 Energy Lane -Suite 400, Dover, Delaware 19901, telephone numbers: (302) 734-6716 or toll-free (888) 742-5275. We also maintain a website that contains additional information about us at http://www.chpk.com. Except as provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are offering these securities only in states where the offer is permitted.

You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front pages of these documents.

THE COMPANY

Chesapeake Utilities is a Delaware corporation formed in 1947 with operations primarily in the Mid-Atlantic region, North Carolina, South Carolina, Florida and Ohio. We are an energy delivery company engaged in the distribution of natural gas, electricity and propane; the transmission of natural gas; the generation of electricity and steam, and in providing related services to our customers. Our strategy is focused on growing earnings from a stable regulated energy delivery foundation and investing in related businesses and services that provide opportunities for returns greater than traditional utility returns. We seek to identify and develop opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share, consistent with our long-term growth strategy and create opportunities to continue our record of top tier returns on equity relative to our peer group. The Company’s growth strategy includes the continued investment and expansion of the Company’s regulated operations that provide a stable base of earnings, as well as investments in other related non-regulated businesses and services including sustainable energy initiatives. By investing in these related business and services, the Company creates opportunities to sustain its track record of higher returns, as compared to a traditional utility company.

We operate within two reportable segments: Regulated Energy and Unregulated Energy. The Regulated Energy segment includes our natural gas transmission, natural gas distribution, and electric distribution operations. All operations in this segment are regulated, as to their rates and service, by the Public Service Commission having jurisdiction in each state in which we operate or by the Federal Energy Regulatory Commission in the case of Eastern Shore Natural Gas Company, our wholly-owned natural gas transmission subsidiary. The Unregulated Energy segment includes natural gas transmission, electricity and steam generation, propane distribution, mobile natural gas utility and pipeline solutions and sustainable energy projects.

The remainder of our operations is presented as “Other businesses and eliminations,” which consists of unregulated subsidiaries that own real estate leased to Chesapeake Utilities, as well as certain corporate costs not allocated to other operations.

Our principal executive office is located at 500 Energy Lane, Dover, Delaware 19901, and our telephone number is (302) 734-6799. Our website address is http://www.chpk.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this prospectus and the applicable prospectus supplement before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, which include (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, (ii) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 and (iii) documents we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of our Common Stock will be added to our general corporate funds and may be used for general corporate purposes including, but not limited to, financing of capital expenditures, repayment of short-term debt, financing acquisitions, investing in subsidiaries, and general working capital purposes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of Chesapeake Utilities. Stockholders do not have cumulative voting rights in the election of directors and have no preemptive, subscription, or conversion rights. Our Common Stock is not subject to redemption by us.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Shares of preferred stock may be issued by us from time to time, by authorization of the Board of Directors and without the necessity of further action or authorization by our stockholders, in one or more series and with such voting powers, designations, preferences and relative, participating, optional, or other special rights and qualifications as the Board of Directors may, in its discretion, determine, including, but not limited to: (a) the distinctive designation of such series and the number of shares to constitute such series; (b) the dividend rights, if any, for such series; (c) the voting power, if any, of shares of such series; (d) the terms and conditions (including price), if any, upon which shares of such stock may be converted into or exchanged for shares of stock of any other class or any other series of the same class or any other securities or assets; (e) our right, if any, to redeem shares of such series and the terms and conditions of such redemption; (f) the retirement or sinking fund provisions, if any, of shares of such series and the terms and provisions relative to the operation thereof; (g) the amount, if any, that the stockholders of such series shall be entitled to receive in case of a liquidation, dissolution, or winding up of Chesapeake Utilities; (h) the limitations and restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption, or other acquisition by us of, our Common Stock; and (i) the conditions or restrictions, if any, upon the creation of indebtedness or upon the issuance of any additional stock of Chesapeake Utilities.

Certificate of Incorporation Provisions Relating to a Change in Control

Under our Certificate of Incorporation, the affirmative vote of not less than 75% of the total voting power of all outstanding shares of our capital stock is required to approve a merger or consolidation of Chesapeake Utilities with, or the sale of substantially all of our assets or business to, any other corporation (other than a corporation 50% or more of the common stock of which is owned by us), if such corporation or its affiliates singly or in the aggregate own or control directly or indirectly 5% or more of the outstanding shares of our Common Stock, unless the transaction is approved by our Board of Directors prior to the acquisition by such corporation or its affiliates of ownership or control of 5% or more of the outstanding shares of common stock. In addition, our Certificate of Incorporation provides for a classified Board of Directors under which approximately one-third of the members are elected annually for three-year terms. The supermajority voting requirement for certain mergers and consolidations and the classified Board of Directors may have the effect of delaying, deferring, or preventing a change in control of us.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to any applicable prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act; or

•	through a combination of any such methods of sale.

The name of any underwriter or agent involved in the offer and sale of such securities will be included in the applicable prospectus supplement.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The distribution of securities offered pursuant to any applicable prospectus supplement may occur:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may designate underwriters or agents to solicit purchases of shares of our common stock for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at-the-market offerings.” We will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell the shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in the applicable prospectus supplement. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another broker dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our shares. We will describe any such activities in the applicable prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the applicable prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions, or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain, or otherwise affect the price of such securities. We will describe any such activities in the applicable prospectus supplement. During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction, or other process, if used.

Agents, underwriters, and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters, or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in the applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the applicable prospectus supplement. Likewise, the aggregate principal amount of the securities sold pursuant to delayed delivery contracts will not be less or more than the respective amounts stated in the applicable prospectus supplement. We may make delayed delivery contracts with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. Delayed delivery contracts will always be subject to our approval. Delayed delivery contracts will not be subject to any conditions except the following:

(a)

The purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

(b)

If the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount covered by the delayed delivery contracts.

Certain of the underwriters or their affiliates may, but will not necessarily, be customers of, engage in transactions with or perform services for us or one or more of our subsidiaries in the ordinary course of our and/or their business. It is also possible that certain of the underwriters or their affiliates may be affiliates of banking institutions or other financial services firms with which we or one or more of our subsidiaries has a pre-existing business relationship.

EXPERTS

The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance on the report of Baker Tilly US, LLP, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the Common Stock will be passed upon by Baker & Hostetler LLP, Orlando, Florida. Any underwriters, dealers, or agents may also be advised about other legal matters relating to any offering of the securities made pursuant to this prospectus by their own counsel, which will be named in the applicable prospectus supplement.

$330,000,000

Chesapeake Utilities Corporation

Common Stock

Prospectus Supplement

                         , 2023

Barclays	RBC Capital Markets	Wells Fargo Securities